EXHIBIT A

The number of shares reported herein as beneficially owned by Warren A. Stephens is comprised of all of the shares beneficially owned by Stephens Inc., a broker or dealer registered under Section 15 of the Act and an investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E), which is owned by Mr. Stephens.

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned agree to the joint filing with each other on behalf of each of them of such a statement on Schedule 13G with respect to the shares of common stock, par value $0.01 per share, beneficially owned by each of them of Chuy’s Holdings, Inc.

IN WITNESS WHEREOF, the undersigned have executed this Joint Filing Agreement as of the 6th day of February, 2019.

Stephens Investment Management Group, LLC

By:	/s/ David Prince
David Prince
General Counsel

Stephens Inc.

By:	/s/ Warren A. Stephens
Warren A. Stephens
President

Stephens Investments Holdings LLC

By:	/s/ Warren A. Stephens
Warren A. Stephens
President and Manager

/s/ Warren A. Stephens
Warren A. Stephens